UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G / A

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.1) (1)

                     THE GOODYEAR TIRE & RUBBER COMPANY
------------------------------------------------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 382550101
          -------------------------------------------------------
                               (CUSIP Number)

                               December 31, 2006
          -------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     |_|   Rule 13d-1(b)
     |X|   Rule 13d-1(c)
     |_|   Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13G

------------------------------                    ------------------------------
CUSIP NO.   382550101                                   PAGE   2  OF  11 PAGES
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
    1   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)   |_|
                                                                      (b)   |_|

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
                      -0-
     SHARES
                ----------------------------------------------------------------
                6  SHARED VOTING POWER
  BENEFICIALLY

    OWNED BY          4,050,948

      EACH      ----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   REPORTING

     PERSON           -0-

                ----------------------------------------------------------------
      WITH      8  SHARED DISPOSITIVE POWER

                      4,050,948
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,050,948
--------------------------------------------------------------------------------
   10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES (SEE INSTRUCTIONS)                                           |_|

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

                                SCHEDULE 13G

------------------------------                    ------------------------------
CUSIP NO.   382550101                                   PAGE   3  OF  11 PAGES
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
    1   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           PALOMINO FUND LTD.

--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)   |_|
                                                                      (b)   |_|

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION
           BRITISH VIRGIN ISLANDS

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
                      -0-
     SHARES
                ----------------------------------------------------------------
                6  SHARED VOTING POWER
  BENEFICIALLY

    OWNED BY          4,441,605

      EACH      ----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   REPORTING

     PERSON           -0-

                ----------------------------------------------------------------
      WITH      8  SHARED DISPOSITIVE POWER

                      4,441,605
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,441,605
--------------------------------------------------------------------------------
   10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES (SEE INSTRUCTIONS)                                           |_|

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.5%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           CO
--------------------------------------------------------------------------------

                                SCHEDULE 13G

------------------------------                    ------------------------------
CUSIP NO.   382550101                                   PAGE   4  OF  11 PAGES
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
    1   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           APPALOOSA MANAGEMENT L.P.

--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)   |_|
                                                                      (b)   |_|

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
                      -0-
     SHARES
                ----------------------------------------------------------------
                6  SHARED VOTING POWER
  BENEFICIALLY

    OWNED BY          8,492,553

      EACH      ----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   REPORTING

     PERSON           -0-

                ----------------------------------------------------------------
      WITH      8  SHARED DISPOSITIVE POWER

                      8,492,553
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,492,553
--------------------------------------------------------------------------------
   10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES (SEE INSTRUCTIONS)                                           |_|

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.8%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

                                SCHEDULE 13G

------------------------------                    ------------------------------
CUSIP NO.   382550101                                   PAGE   5  OF  11 PAGES
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
    1   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           APPALOOSA PARTNERS INC.

--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)   |_|
                                                                      (b)   |_|

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
                      -0-
     SHARES
                ----------------------------------------------------------------
                6  SHARED VOTING POWER
  BENEFICIALLY

    OWNED BY          8,492,553

      EACH      ----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   REPORTING

     PERSON           -0-

                ----------------------------------------------------------------
      WITH      8  SHARED DISPOSITIVE POWER

                      8,492,553
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,492,553
--------------------------------------------------------------------------------
   10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES (SEE INSTRUCTIONS)                                           |_|

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.8%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           CO
--------------------------------------------------------------------------------

                                SCHEDULE 13G

------------------------------                    ------------------------------
CUSIP NO.   382550101                                   PAGE   6  OF  11 PAGES
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
    1   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           DAVID A. TEPPER

--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)   |_|
                                                                      (b)   |_|

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
                      -0-
     SHARES
                ----------------------------------------------------------------
                6  SHARED VOTING POWER
  BENEFICIALLY

    OWNED BY          8,492,553

      EACH      ----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
   REPORTING

     PERSON           -0-

                ----------------------------------------------------------------
      WITH      8  SHARED DISPOSITIVE POWER

                      8,492,553
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,492,553
--------------------------------------------------------------------------------
   10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES (SEE INSTRUCTIONS)                                           |_|

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.8%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

Item 1.

     (a)  NAME OF ISSUER:

          The Goodyear Tire & Rubber Company

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          1144 East Market Street
          Akron, Ohio 44316-0001

Item 2.

     (a)  NAME OF PERSON FILING:

          This Statement is being filed by and on behalf of Appaloosa Investment Limited Partnership I ("AILP"), Palomino Fund Ltd. ("Palomino"), Appaloosa Management L.P. ("AMLP"), Appaloosa Partners Inc. ("API") and David A. Tepper ("Mr. Tepper" and, together with AILP, Palomino, AMLP and API, the "Reporting Persons"). Mr. Tepper is the sole stockholder and the President of API. API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interests in, AMLP. AMLP is the general partner of AILP and acts as investment adviser to Palomino.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          The business address of each of the Reporting Persons is c/o Appaloosa Management L.P., 26 Main Street, Chatham, NJ 07928.

     (c)  CITIZENSHIP:

          AILP is a Delaware limited partnership. Palomino is a British Virgin Islands corporation. AMLP is a Delaware limited partnership. API is a Delaware corporation. Mr. Tepper is a citizen of the United States.

     (d)  TITLE OF CLASS OF SECURITIES:

          Common Stock, without par value.

     (e)  CUSIP NUMBER: 382550101


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
          78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [ ] An investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Not applicable.

Item 4.   OWNERSHIP:

    The percentages set forth in this Item 4 are based on there being 177,477,115 shares of Common Stock outstanding as of October 31, 2006 as disclosed in The Goodyear Tire & Rubber Company's Form
    10-Q filed on November 9, 2006 for the quarterly period ended September 30, 2006.

     AILP
     ----

     (a)  AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2006): 4,050,948

     (b)  PERCENT OF CLASS: 2.3%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)  sole power to vote or to direct the vote: -0-

          (ii) shared power to vote or to direct the vote: 4,050,948

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv) shared power to dispose or to direct the disposition of:
               4,050,948

     Palomino
     --------

     (a)  AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2006): 4,441,605

     (b)  PERCENT OF CLASS: 2.5%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)  sole power to vote or to direct the vote: -0-

          (ii) shared power to vote or to direct the vote: 4,441,605

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv) shared power to dispose or to direct the disposition of:
               4,441,605

     AMLP
     ----

     (a)  AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2006): 8,492,553

     (b)  PERCENT OF CLASS: 4.8%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)  sole power to vote or to direct the vote: -0-

          (ii) shared power to vote or to direct the vote: 8,492,553

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv) shared power to dispose or to direct the disposition of:
               8,492,553

     API
     ---

     (a)  AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2006): 8,492,553

     (b)  PERCENT OF CLASS: 4.8%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)  sole power to vote or to direct the vote: -0-

          (ii) shared power to vote or to direct the vote: 8,492,553

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv) shared power to dispose or to direct the disposition of:
               8,492,553

     David A. Tepper
     ---------------

     (a)  AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2006): 8,492,553

     (b)  PERCENT OF CLASS: 4.8%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)  sole power to vote or to direct the vote: -0-

          (ii) shared power to vote or to direct the vote: 8,492,553

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv) shared power to dispose or to direct the disposition of:
               8,492,553

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
|X|

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.

Item 10. CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE
                                 ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 12, 2007

                               APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

                               By:  APPALOOSA MANAGEMENT L.P.,
                                    Its General Partner

                                    By:  APPALOOSA PARTNERS INC.,
                                         Its General Partner

                                         By: /s/ David A. Tepper
                                            --------------------------------
                                            Name:    David A. Tepper
                                            Title:   President

                               PALOMINO FUND LTD.

                               By:  APPALOOSA MANAGEMENT L.P.,
                                    Its Investment Adviser

                                    By:  APPALOOSA PARTNERS INC.,
                                         Its General Partner

                                         By: /s/ David A. Tepper
                                            --------------------------------
                                            Name:    David A. Tepper
                                            Title:   President

                               APPALOOSA MANAGEMENT L.P.

                               By:  APPALOOSA PARTNERS INC.,
                                    Its General Partner

                                         By: /s/ David A. Tepper
                                            --------------------------------
                                            Name:    David A. Tepper
                                            Title:   President

                               APPALOOSA PARTNERS INC.

                               By: /s/ David A. Tepper
                                  --------------------------------
                                  Name:    David A. Tepper
                                  Title:   President

                               /s/ David A. Tepper
                               --------------------------------
                               David A. Tepper

                                 EXHIBIT A
                                 ---------

                           JOINT FILING AGREEMENT
                           ----------------------

The undersigned agree that the foregoing Statement on Schedule 13G (including any and all amendments thereto) is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Act and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Dated:  February 12, 2007

                               APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

                               By:  APPALOOSA MANAGEMENT L.P.,
                                    Its General Partner

                                    By:  APPALOOSA PARTNERS INC.,
                                         Its General Partner

                                         By: /s/ David A. Tepper
                                            --------------------------------
                                            Name:    David A. Tepper
                                            Title:   President

                               PALOMINO FUND LTD.

                               By:  APPALOOSA MANAGEMENT L.P.,
                                    Its Investment Adviser

                                    By:  APPALOOSA PARTNERS INC.,
                                         Its General Partner

                                         By: /s/ David A. Tepper
                                            --------------------------------
                                            Name:    David A. Tepper
                                            Title:   President

                               APPALOOSA MANAGEMENT L.P.

                               By:  APPALOOSA PARTNERS INC.,
                                    Its General Partner

                                    By: /s/ David A. Tepper
                                        --------------------------------
                                        Name:    David A. Tepper
                                        Title:   President

                               APPALOOSA PARTNERS INC.

                               By: /s/ David A. Tepper
                                  --------------------------------
                                  Name:    David A. Tepper
                                  Title:   President

                               /s/ David A. Tepper
                               --------------------------------
                               David A. Tepper